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                                                                    EXHIBIT 99.1

PRESS RELEASE
February 4, 2002

For media information, please contact:
David B. Turner   (770) 478-8881


                               CCF HOLDING COMPANY
                101 North Main Street, Jonesboro, Georgia 30236,
                       (770) 478-8881, Fax (770) 478-7597

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                               CCF HOLDING COMPANY
                        RAISES $4,000,000 IN OFFERING OF
                    FLOATING RATE TRUST PREFERRED SECURITIES

         JONESBORO, GA, FEBRUARY 4, 2002 - CCF Holding Company (Nasdaq SmallCap:
CCFH), announced the completion of a $4,000,000 private placement of floating rate trust preferred securities ("Capital Securities") through its wholly-owned subsidiary, CCF Capital Trust I. The Capital Securities have a maturity date of March 31, 2032 and bear interest at the prime rate plus 75 basis points, reset quarterly. Interest on the Capital Securities is to be paid on the last business day of each March, June, September, and December, commencing on March 31, 2002.

         CCF Holding Company intends to use the proceeds from this offering to reduce its debt and for general corporate purposes, including providing capital to its subsidiary, Heritage Bank.

         The Bankers Bank of Atlanta, Georgia acted as placement agent in the offering.

         CCF Holding Company is the parent company of Heritage Bank, a state chartered commercial bank serving in the southern market of greater Atlanta, Georgia. The bank has five full service offices. CCF Holding Company had assets of $248 million at December 31, 2001. The company's stock is traded on the Nasdaq SmallCap Market under the symbol "CCFH."